Exhibit 99.1

Kimco Realty Announces Fourth Quarter and Full Year 2017 Results

- 10-Year Record High Leasing Volume Drives Strong Operating Results -

- Occupancy Nearing All-Time High -

- Board Authorizes $300 Million Share Repurchase Program -

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--February 15, 2018--Kimco Realty Corp. (NYSE:KIM) today reported results for the fourth quarter and year ended December 31, 2017.

Highlights - Fourth Quarter and Full Year 2017:

  A 10.1% increase in net income available to the company’s common shareholders during the fourth quarter of 2017 to $73.5 million, compared to $66.7 million during the same period in 2016.
  Improved pro-rata occupancy to 96.0%, compared to the company’s historic record 96.2%, representing an increase of 20 basis points sequentially and 60 basis points from the fourth quarter 2016.
  Generated new leasing spreads of 13.2% in the fourth quarter with overall rent spreads expanding 9.2% during the same period.
  Leased over 10.0 million square feet in 2017 representing the highest leasing volume in the past 10 years.
  Issued $230 million of 5.25% Class M cumulative redeemable preferred stock during the fourth quarter with an additional $34.5 million subsequently issued after the underwriters exercised their 30-day over-allotment option in January of 2018.
  In February 2018, the company’s board approved a $300 million share repurchase program.

“We are pleased with the solid leasing spreads and positive operating results our team achieved in 2017. The strongest leasing activity in ten years raised our year-end occupancy to just shy of our all-time high, positioning us for continued success in 2018,” stated Conor Flynn, Chief Executive Officer of Kimco. “As we move forward, we will continue to build on these results while also taking steps to strengthen our portfolio in the rapidly changing retail environment.” Mr. Flynn continued, “Accelerating the divestiture of assets outside our core markets will allow us to concentrate our presence in target coastal markets, complete development projects underway and continue to invest in redevelopment, ultimately producing a stronger portfolio primed for sustained long-term growth.”

Financial Results

Net income available to common shareholders for the fourth quarter of 2017 was $73.5 million, or $0.17 per diluted share, compared to $66.7 million, or $0.16 per diluted share, for the fourth quarter 2016.

For the full year 2017, net income available to common shareholders was $372.5 million, or $0.87 per diluted share, compared to $332.6 million, or $0.79 per diluted share, for the full year 2016. The increase was due to:

  $43.9 million of lower charges associated with the early extinguishment of debt.
  $23.7 million cash distribution in 2017 from the company’s investment in Albertsons LLC.
  $63.5 million charge in 2016 for the merger of the company’s taxable REIT subsidiary (TRS).
  $10.0 million net gain on foreign currency translation in 2017 related to the company’s strategic exit from Canada.

Offset by:

  $102.0 million of lower gains on sales of operating properties, net of impairments in 2017.
  $7.0 million charge related to the partial preferred stock redemption in 2017.

NAREIT FFO was $160.1 million, or $0.38 per diluted share, for the fourth quarter 2017 compared to $163.0 million, or $0.38 per diluted share, for the fourth quarter 2016. NAREIT FFO for the fourth quarter of 2017 included $6.3 million of transactional charges (net of transactional income). This compares to $2.6 million of transactional income (net of transactional charges) in the fourth quarter of 2016.

For the full year 2017, NAREIT FFO was $655.6 million, or $1.55 per diluted share, compared to $555.7 million, or $1.32 per diluted share, for the full year 2016. NAREIT FFO for 2017 included $11.3 million of transactional income (net of transactional charges). This compares to $73.7 million of transactional charges (net of transactional income) recognized in 2016 NAREIT FFO.

FFO as adjusted available to common shareholders, which excludes the effects of non-operating impairments as well as transactional income and charges, was $166.4 million, or $0.39 per diluted share, for the fourth quarter 2017 compared to $160.4 million, or $0.38 per diluted share, for the fourth quarter 2016. For the full year 2017, FFO as adjusted was $644.2 million, or $1.52 per diluted share, compared to $629.4 million, or $1.50 per diluted share, for the full year 2016.

A reconciliation of net income to NAREIT FFO, FFO as adjusted and same-property NOI is provided in the tables accompanying this press release.

Operating Results

  Pro-rata occupancy ended the quarter at 96.0%, representing an increase of 20 basis points sequentially and 60 basis points from the fourth quarter 2016.
  Anchor and small shop pro-rata occupancy improved sequentially to 98.1% (+20 basis points) and 89.6% (+10 basis points), respectively.
  Pro-rata rental-rate leasing spreads increased 9.2% during the fourth quarter 2017, with rental rates for new leases up 13.2% and renewals/options increasing 7.9%. For the full year 2017, pro-rata rental-rate leasing spreads increased 11.5% with rental rates for new leases up 22.9% and renewals/options increasing 8.9%.
  Signed 1,597 leases totaling 10.0 million square feet during 2017, representing the highest amount of square footage leased in the past 10 years on what is an overall smaller portfolio.
  Same-property NOI increased by 1.2% in the fourth quarter of 2017 compared to the same period in 2016, and included a 120-basis-point reduction in same-property NOI from Puerto Rico due to the impact of Hurricane Maria in September of 2017 and a 40-basis-point reduction from redevelopments.
  Same-property NOI increased 1.7% for the full year 2017 compared to the same period in 2016 despite the negative impact of 30 basis points from Puerto Rico.

Investment Activity

Dispositions:

During the fourth quarter, the company sold 16 shopping centers for a gross sales price of $234.2 million. Kimco’s share of the sales price was $174.0 million.

For the full year 2017, the company’s dispositions included 38 shopping centers and 3 land parcels, totaling 4.4 million square feet, for a gross sales price of $565.7 million. Kimco’s share of the sales price was $430.4 million.

In January of 2018, Kimco completed the sales of three shopping centers totaling over $30 million. Currently, the company has approximately $300 million of properties under contract or with an accepted offer, and over $475 million of properties being marketed.

Acquisitions:

During the fourth quarter, Kimco acquired one shopping center and two adjacent parcels totaling 845,000 square feet for $140.6 million, including $43.0 million of mortgage debt.

As previously announced during the fourth quarter, Kimco added Whittwood Town Center, a 783,000-square-foot, grocery-anchored open-air shopping center on a 54-acre infill site in the densely populated Los Angeles suburb of Whittier, California, to its Signature Series portfolio. The center features Target, Vons, PetSmart, Cost Plus and 24 Hour Fitness, in addition to Kohl’s, Sears and J.C. Penney, which pay substantially below-market rents, with an aggregate mark-to-market opportunity of 560%. The $123 million purchase price was funded with 1031 Exchange proceeds along with the assumption of $43 million in mortgage debt, which was completed in the fourth quarter despite the offer having been accepted in April 2017.

In 2017, Kimco acquired three shopping centers and ten land parcels for $382.1 million of which $377.4 million represents the company’s pro-rata share.

Capital Activity

  Kimco repaid the remaining $89.0 million outstanding of its 4.30% Series E Medium-Term Notes due 2018 on November 1, 2017.
  Issued $230.0 million of 5.25% Class M cumulative redeemable preferred stock comprised of 9,200,000 Class M depositary shares ($25 par) callable in December 2022. Subsequently, the company issued an additional $34.5 million of 5.25% Class M cumulative redeemable preferred stock after the underwriters exercised their 30-day over-allotment option in January of 2018.
  In February 2018, Kimco’s board of directors authorized a share repurchase program for up to $300.0 million of the company’s common stock through February 28, 2020. Repurchases may be made at management’s discretion from time to time in the open market and, depending on market conditions and other factors, the program may be commenced or suspended without prior notice.

2018 Full Year Guidance

Net Income attributable to common shareholders (per diluted share):	$0.66 to $0.74
NAREIT FFO and FFO as adjusted (per diluted share):	$1.42 to $1.46

Reconciliations are provided for these forward-looking non-GAAP metrics (NAREIT FFO and FFO as adjusted) in the tables accompanying this press release.

Operating Assumptions:

Same-property NOI (excluding redevelopments):	1.25% to 2.00%
Net dispositions (7.50% to 8.00% blended cap rate):	$700 million to $900 million
Total redevelopment & development investment:	$425 million to $525 million

The following table outlines the key factors impacting 2018 FFO and FFO as adjusted guidance ranges, and accounts for the difference from the company’s 2017 reported FFO and FFO as adjusted:

	Low	High
2017 NAREIT FFO (per diluted share)	$1.55	$1.55
Transactional activity	$(0.03)	$(0.03)
2017 FFO as adjusted (per diluted share)	$1.52	$1.52
2017 activity impacting 2018:
5.25% Class M cumulative redeemable preferred stock issuance	$(0.03)	$(0.03)
Fourth Quarter 2017 Net disposition activity	$(0.02)	$(0.02)
U.S. GAAP* & lease termination income	$(0.03)	$(0.03)
Initial 2018 base:	$1.44	$1.44
2018 Net disposition activity**	$(0.06)	$(0.04)
NOI Growth (including development)	+$0.04	+$0.06
2018 NAREIT FFO & FFO as adjusted (per diluted share)	$1.42	$1.46

* U.S. GAAP relates to lower straight-line rent adjustments and the amortization of above and below market rent as well as reduced mark-to-market debt adjustments.

**2018 Net disposition activity assumes sales proceeds will fund 2018 redevelopment and development capital investment requirements. Additional sales proceeds may be used toward the reduction of debt, which would result in lower financing costs with the incremental savings reflected in the range presented for the 2018 Net disposition activity, or repurchasing the company’s common stock.

Conference Call and Supplemental Materials

Kimco will hold its quarterly conference call on Thursday, February 15, 2018, at 10:00 a.m. Eastern Standard Time (EST). The call will include a review of the company’s fourth quarter and full year 2017 results as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-888-317-6003 (Passcode: 8360092).

A replay will be available through May 15, 2018, by dialing 1-877-344-7529 (Passcode: 10114786). Access to the live call and replay will be available through the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that is one of North America’s largest publicly traded owners and operators of open-air shopping centers. As of December 31, 2017, the company owned interests in 492 U.S. shopping centers comprising 83 million square feet of leasable space primarily concentrated in the top major metropolitan markets. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 60 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

Safe Harbor Statement

The statements in this news release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates and management’s ability to estimate the impact thereof, (vii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (viii) valuation and risks related to the company’s joint venture and preferred equity investments, (ix) valuation of marketable securities and other investments, (x) increases in operating costs, (xi) changes in the dividend policy for the company’s common stock, (xii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiii) impairment charges and (xiv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s SEC filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2016, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company’s results. The company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

NAREIT FFO: A supplemental non-GAAP measure utilized to evaluate the operating performance of real estate companies. The National Association of Real Estate Investment Trusts (“NAREIT”) defines funds from operations (“NAREIT FFO”) as net income/(loss) attributable to common shareholders computed in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding (i) gains or losses from sales of operating real estate assets and change in control of interests, plus (ii) depreciation and amortization of operating properties and (iii) impairment of depreciable real estate and in substance real estate equity investments and (iv) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect NAREIT FFO on the same basis.

The company considers NAREIT FFO an important supplemental measure of our operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present NAREIT FFO when reporting results. Comparison of our presentation of NAREIT FFO to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the NAREIT definition used by such REITs.

FFO as Adjusted: A supplemental non-GAAP measure that the company believes is more reflective of its core operating performance and provides investors and analysts an additional measure to compare the company’s performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. FFO as adjusted is generally calculated by the Company as NAREIT FFO excluding certain transactional income and expenses and non-operating impairments which management believes are not reflective of the results within the company’s operating real estate portfolio.

Same-Property NOI: A supplemental non-GAAP measure of real estate companies’ operating performance and should not be considered an alternative to net income in accordance with GAAP or as a measure of liquidity. The company considers same-property NOI as an important operating performance measure because it is frequently used by securities analysts and investors to measure only the net operating income of properties that have been owned by the company for the entire current and prior year reporting periods. It excludes properties under development and pending stabilization; properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following a projects inclusion in operating real estate. Same-property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular period presented, and thus provides a more consistent performance measure for the comparison of the Company's properties.

Same-property NOI is calculated using revenues from rental properties (excluding straight-line rent adjustments, lease termination fees, amortization of above/below market rents and includes charges for bad debt) less operating and maintenance expense, real estate taxes and rent expense plus the company’s proportionate share of same-property NOI from unconsolidated real estate joint ventures, calculated on the same basis. The company’s method of calculating same-property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	December 31,	December 31,
	2017	2016
Assets:
Operating real estate, net of accumulated depreciation
of $2,433,053 and $2,278,292, respectively	$9,817,875	$9,394,755
Investments in and advances to real estate joint ventures	483,861	504,209
Real estate under development	402,518	335,028
Other real estate investments	217,584	209,146
Mortgages and other financing receivables	21,838	23,197
Cash and cash equivalents	238,513	142,486
Marketable securities	13,265	8,101
Accounts and notes receivable, net	189,757	181,823
Other assets	378,515	431,855
Total assets	$11,763,726	$11,230,600

Liabilities:
Notes payable, net	$4,596,140	$3,927,251
Mortgages payable, net	882,787	1,139,117
Dividends payable	128,892	124,517
Other liabilities	617,617	549,888
Total liabilities	6,225,436	5,740,773
Redeemable noncontrolling interests	16,143	86,953

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 5,996,240 and 6,029,100 shares, respectively
41,200 and 32,000 shares issued and outstanding (in series), respectively
Aggregate liquidation preference $1,030,000 and $800,000, respectively	41	32
Common stock, $.01 par value, authorized 750,000,000 shares
issued and outstanding 425,646,380 and 425,034,113 shares, respectively	4,256	4,250
Paid-in capital	6,152,764	5,922,958
Cumulative distributions in excess of net income	(761,337)	(676,867)
Accumulated other comprehensive income	(1,480)	5,766
Total stockholders' equity	5,394,244	5,256,139
Noncontrolling interests	127,903	146,735
Total equity	5,522,147	5,402,874
Total liabilities and equity	$11,763,726	$11,230,600

Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2017		2016		2017		2016
Revenues
Revenues from rental properties	$310,632		$292,909		$1,183,785		$1,152,401
Management and other fee income	4,593		4,117		17,049		18,391
Total revenues	315,225		297,026		1,200,834		1,170,792
Operating expenses
Rent	2,833		2,719		11,145		10,993
Real estate taxes	41,817		38,649		157,196		146,615
Operating and maintenance	39,925		40,544		142,787		140,910
General and administrative	32,060		27,462		118,455		117,302
Provision for doubtful accounts	1,429		(189)		5,630		5,563
Impairment charges	33,051		25,140		67,331		93,266
Depreciation and amortization	85,024		90,884		360,811		355,320
Total operating expenses	236,139		225,209		863,355		869,969

Operating income	79,086		71,817		337,479		300,823

Other (expense)/income
Other (expense)/income, net	(1,254)		2,249		2,559		5,425
Interest expense	(52,126)		(43,067)		(191,956)		(192,549)
Early extinguishment of debt charges	-		-		(1,753)		(45,674)
Income from continuing operations before income taxes, net, equity in income of joint ventures, net, gain on change in control of interests and
equity in income from other real estate investments, net	25,706		30,999		146,329		68,025

(Provision)/benefit for income taxes, net	(1,344)		747		880		(72,545)
Equity in income of joint ventures, net	23,719		28,559		60,763		218,714
Gain on change in control of interests	-		4,290		71,160		57,386
Equity in income of other real estate investments, net	5,049		5,241		67,001		27,773

Income from continuing operations	53,130		69,836		346,133		299,353

Gain on sale of operating properties, net of tax	31,436		10,850		93,538		86,785

Net income	84,566		80,686		439,671		386,138
Net loss/(income) attributable to noncontrolling interests	330		(2,413)		(13,596)		(7,288)
Net income attributable to the Company	84,896		78,273		426,075		378,850
Preferred stock redemption charge	-		-		(7,014)		-
Preferred dividends	(11,431)		(11,555)		(46,600)		(46,220)
Net income available to the Company's common shareholders	$73,465		$66,718		$372,461		$332,630

Per common share:
Net income available to the Company: (2)
Basic	$0.17		$0.16		$0.87		$0.79
Diluted	$0.17	(1)	$0.16	(1)	$0.87	(1)	$0.79	(1)
Weighted average shares:
Basic	423,734		423,087		423,614		418,402
Diluted	424,088		424,249		424,019		419,709

(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.
(2) Adjusted for earnings attributable from participating securities of ($536) and ($524) for the three months ended December 31, 2017 and 2016, and ($2,132) and ($2,018) for the year ended December 31, 2017 and 2016, respectively.

Reconciliation of Net Income Available to the Company's Common Shareholders to
FFO and FFO as Adjusted Available to the Company's Common Shareholders
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2017		2016		2017		2016
Net income available to the Company's common shareholders	$73,465		$66,718		$372,461		$332,630
Gain on disposition of operating properties	(31,436)		(10,950)		(92,830)		(92,824)
Gain on disposition of joint venture operating properties and change in control of interests	(6,849)		(14,880)		(79,034)		(217,819)
Depreciation and amortization - real estate related	83,959		89,476		356,191		347,315
Depreciation and amortization - real estate jv's	9,835		9,477		39,248		45,098
Impairments of operating properties	32,854		24,125		65,148		101,928
(Benefit)/provision for income taxes (2)	-		(1,227)		(39)		39,570
Noncontrolling interests (2)	(1,688)		245		(5,583)		(182)
Funds from operations available to the Company's common shareholders	160,140		162,984		655,562		555,716
Transactional expense/(income), net	6,251		(2,565)		(11,327)		73,689
Funds from operations available to the Company's common shareholders as adjusted	$166,391		$160,419		$644,235		$629,405

Weighted average shares outstanding for FFO calculations:
Basic	423,734		423,087		423,614		418,402
Units	961		841		852		853
Dilutive effect of equity awards	354		1,162		405		1,307
Diluted	425,049	(1)	425,090	(1)	424,871	(1)	420,562	(1)

FFO per common share - basic	$0.38		$0.39		$1.55		$1.33
FFO per common share - diluted	$0.38	(1)	$0.38	(1)	$1.55	(1)	$1.32	(1)
FFO as adjusted per common share - diluted	$0.39	(1)	$0.38	(1)	$1.52	(1)	$1.50	(1)

(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $274 and $229 for the three months ended December 31, 2017 and 2016, and $923 and $881 for the year ended December 31, 2017 and 2016, respectively.
(2) Related to gains, impairments and depreciation on operating properties, where applicable.

FFO is a widely accepted supplemental measure of REIT performance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). Given the company’s business as a real estate owner and operator, Kimco believes that FFO and FFO as adjusted is helpful to investors as a measure of its operating performance. NAREIT defines FFO as net income/(loss) attributable to common shareholders computed in accordance with generally accepted accounting principles, excluding (i) gains or losses from sales of operating real estate assets and change in control of interests and (ii) extraordinary items, plus (iii) depreciation and amortization of operating properties and (iv) impairment of depreciable real estate and in substance real estate equity investments. Included in these items are also the company’s share of unconsolidated real estate joint ventures and partnerships. FFO as adjusted excludes the effects of non-operating impairments, transactional income and expenses.

Reconciliation of Net Income Available to the Company's Common Shareholders
to Same Property NOI
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net income available to the Company's common shareholders	$73,465	$66,718	$372,461	$332,630
Adjustments:
Management and other fee income	(4,593)	(4,117)	(17,049)	(18,391)
General and administrative	32,060	27,462	118,455	117,302
Impairment charges	33,051	25,140	67,331	93,266
Depreciation and amortization	85,024	90,884	360,811	355,320
Interest and other expense, net	53,380	40,818	191,150	232,798
Provision/(benefit) for income taxes, net	1,344	(747)	(880)	72,545
Gain on change in control of interests	-	(4,290)	(71,160)	(57,386)
Equity in income of other real estate investments, net	(5,049)	(5,241)	(67,001)	(27,773)
Gain on sale of operating properties, net of tax	(31,436)	(10,850)	(93,538)	(86,785)
Net (loss)/income attributable to noncontrolling interests	(330)	2,413	13,596	7,288
Preferred stock redemption charge	-	-	7,014	-
Preferred stock dividends	11,431	11,555	46,600	46,220
Non same property net operating income	(27,390)	(20,555)	(85,681)	(108,248)
Non-operational expense/(income) from joint ventures, net	9,360	8,474	72,970	(58,563)
Same Property NOI	$230,317	$227,664	$915,079	$900,223

Same Property NOI is a supplemental non-GAAP financial measure of real estate companies’ operating performance and should not be considered an alternative to net income in accordance with GAAP or as a measure of liquidity. Same Property NOI is considered by management to be important performance measure of Kimco's operations, and management believes that this measure is frequently used by securities analysts and investors as a measure of Kimco's operating performance as this measure includes only the net operating income of properties that have been owned for the entire current and prior year reporting periods including those properties under redevelopment and exclude properties under development and pending stabilization. As such, Same Property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of Kimco's properties.

Same Property NOI is calculated using revenues from rental properties (excluding straight-line rent adjustments, lease termination fees and above/below market rents) less charges for bad debt, less operating and maintenance expense, real estate taxes and rent expense, plus Kimco's proportionate share of Same Property NOI from unconsolidated real estate joint ventures, calculated on the same basis. Same Property NOI includes all properties that are owned for the entire current and prior year reporting periods and excludes properties under development and properties pending stabilization. Properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following their inclusion in operating real estate. Kimco’s method of calculating Same Property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Reconciliation of Diluted Net Income Available to Common Shareholders Per Common Share
to Diluted Funds From Operations Available to Common Shareholders Per Common Share
(unaudited)

	Actual	Projected Range
	2017	Full Year 2018
		Low	High

Projected diluted net income available to common shareholder	$0.87	$0.66	$0.74
per common share

Projected depreciation & amortization	0.84	0.77	0.80

Projected depreciation & amortization real estate
joint ventures, net of noncontrolling interests	0.09	0.08	0.10

Gain on disposition of operating properties	(0.22)	(0.08)	(0.16)

Gain on disposition of joint venture operating properties,
net of noncontrolling interests, and change in control of interests	(0.18)	(0.01)	(0.02)

Impairments of operating properties	0.16	-	-

Provision/(benefit) for income taxes	-	-	-

Noncontrolling interests	(0.01)	-	-

Projected FFO per diluted common share	$1.55	$1.42	$1.46

Transactional charges, net	(0.03)	-	-

Projected FFO, as adjusted per diluted common share	$1.52	$1.42	$1.46

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corp.
David F. Bujnicki, 1-866-831-4297
Senior Vice President, Investor Relations and Strategy
dbujnicki@kimcorealty.com